Press Release	Source: Fieldpoint Petroleum Co.

FieldPoint Petroleum Corporation Reports Second Quarter Results

Earnings for Six Months 2004 Exceed Full Year 2003 Results
Aug 17, 2004

AUSTIN, Texas (Aug 17, 2004,) / PRNewswire-FirstCall/ - FieldPoint Petroleum Corporation (OTCBB: - FPPC - News; announced today that for the second quarter ended June 30, 2004, revenues increased 8% to $679,920 from $629,346 in the 2003 comparable quarter. Net income in the quarter was $60,258 or $.01 cent per share. Average oil sales prices increased 19% to $36.76 compared to $30.80 for the previous period ended June 30, 2003. Average natural gas sales prices remained unchanged at $3.96 compared to $3.90 for the previous period.

FieldPoint's level of oil and gas production for the three-month period ended June 30, 2004 increased 13% sequentially to 19,083 barrels of oil equivalent vs. 16,857 barrels of oil equivalent in the three month period ended March 31, 2004.

Results for Six Months

During the six-month period ended June 30, 2004, the Company's revenues remained steady at $1,252,050 with net income increasing 16% to $169,070 or $0.02 per share vs. revenue of $1,257,371 and net income of $145,509 or $0.02 in the first half of 2003. Average oil sales prices increased 13% to $34.89 compared to $30.70 for the period ended June 30, 2003. Average natural gas sales prices increased 35% to $4.49 compared to $3.32 for the previous period.

For the period ending June 2004, cash flow from operations was $192,258 versus $203,458 for the same period in 2003.

FieldPoint's President and CEO, Ray Reaves, said "We are pleased to announce that our earnings for the first half of 2004 are already comparable to our results for the entire year of 2003. With the recently announced production increases at our Lusk Field combined with our foresight of having remained unhedged to maximize the benefit of these consistently rising energy prices, we are able to fully capitalize on the high oil prices of late and are looking forward to a strong second half of the year."

"We continue to vigorously pursue additional acquisition and drilling targets that will allow us to economically expand our production levels while enhancing our financial performance and building shareholder value."

About FieldPoint Petroleum Corp.: www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692
fppc@ix.netcom.com